For the twelve month period ended
6/30/98
File number (c) 811-3253

                          SUB-ITEM 77D
                Policies With Respect to Security
                           Investments

     At   a  meeting  of  the  Board  of
Trustees held on February 10, 1998,  the
Trustees   approved  and  authorized   a
modification of the investment  policies
of the Fund to invest in (i) U.S. dollar-
denominated bank instruments  which  are
issued  by  foreign  banks  or  branches
thereof   located  outside  the   United
States, and (ii) U.S. dollar-denominated
instruments of U.S. branches of  foreign
banks, so long as such foreign banks are
located  in Australia, Austria, Belgium,
Canada,    Denmark,   Finland,   France,
Germany,  Italy, Japan, the Netherlands,
Spain,  Sweden,  Switzerland,  and   the
United Kingdom.




































     T:\MOSTERBE\N-SARS\CMF\77D.698.DOC